Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER NAMES NEW LEADER OF PERFORMANCE ENGINEERED PRODUCTS
Gary Heasley to Lead Energy, Titanium, Powder and Distribution Businesses

Wyomissing, Pa. (July 15, 2013) – Carpenter Technology Corporation (NYSE: CRS) has named Gary Heasley as the company’s new Senior Vice President – Performance Engineered Products (PEP), effective Monday, July 22.  Heasley will have responsibility for Carpenter subsidiaries Amega West Services, LLC; Dynamet, Incorporated; and Carpenter Powder Products, Inc.  He will also oversee Carpenter’s distribution businesses, Latrobe Specialty Steel Distribution, Inc. and Specialty Steel Supply, Inc.

The PEP portfolio accounts for approximately $600 million in annual sales, or 25% of Carpenter’s total annual revenue.

Gary joins Carpenter after eight years with Steel Dynamics, Inc. (SDI), an $8 billion Fort Wayne, Indiana-based company for which he most recently served as Executive Vice President, Strategic Planning and Business Development, and President of Steel Dynamics’ subsidiary, New Millennium Buildings Systems.  Prior to joining Steel Dynamics as its CFO in 2005, Gary spent three years as Senior Vice President and Manager, Metals Group for KeyBanc Capital Markets, Inc./McDonald Investments.

In addition to SDI and KeyBank Capital Markets, Inc./McDonald Investments, Gary held corporate finance positions with Nakornthai Strip Mill Public Company Limited and Ernst & Young, LLP.

Gary is graduate of Youngstown State University and holds a Bachelor of Science in Business Administration in Accounting degree. He is also a Certified Public Accountant.

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About Carpenter Technology Corporation

Carpenter Technology Corporation, based in Wyomissing, Pa., produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found at www.cartech.com.